Exhibit 10.40

PLANAR SYSTEMS, INC.

RESTRICTED STOCK AWARD AGREEMENT

TO: Scott Hix	Date of Grant: May 2nd, 2006

We are pleased to inform you that the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Planar Systems, Inc. (the “Company”) has approved management’s recommendation for an award of twenty-five thousand (25,000) shares (the “Shares”) of the Company’s common stock. This award (the “Award”) is subject to the following terms and conditions.

VESTING. Except as otherwise provided by your Letter Agreement with the Company dated April 19, 2006 (the “Letter Agreement”), the Shares will vest and become deliverable to you as follows: twenty-five thousand (25,000) of the Shares shall vest on a four year schedule, with 6,250 Shares vesting on each of the first four anniversaries of this Agreement beginning on May 2nd, 2007.

The Shares subject to this Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered until the Shares are vested and delivered to you. After the Shares are vested and delivered to you, you shall become the owner of the Shares free of all restrictions otherwise imposed by this Agreement.

Notwithstanding any other provision of this Agreement, the Committee may at any time, in its sole discretion, accelerate the date of vesting and delivery of all or a portion of the Shares subject to this Award.

DIVIDENDS AND VOTING RIGHTS. You will be entitled to receive any dividends paid with respect to the Shares that become payable before the Shares have vested and been delivered to you; provided, however, that no dividends shall be payable to you with respect to record dates occurring prior to the Date of Grant, or with respect to record dates occurring on or after your Date of Termination (as defined below). You will be entitled to vote the Shares before the Shares have vested and been delivered to you to the same extent as would have been applicable to you if you were then vested in the Shares; provided, however, that you will not be entitled to vote the Shares with respect to record dates for such voting rights arising prior to the Date of Grant, or with respect to record dates occurring on or after your Date of Termination (as defined below).

DEPOSIT OF SHARES. Each certificate issued in respect to the Shares granted under this Agreement shall be registered in your name and shall be held by the Treasurer of the Company until vested and delivered to you pursuant to the terms of this Agreement. This Award is conditioned upon your execution of a blank stock power for the Shares. Upon vesting of all or

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a portion of the Shares, the Company shall deliver the vested Shares to you as promptly as practical.

WITHHOLDING TAXES. As a condition to the delivery of the Shares, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with the vesting and delivery of the Shares. At your request, the Company shall withhold such number of Shares as instructed by you to satisfy up to all of your minimum anticipated tax liability arising in connection with the vesting of the Shares. The calculation of your anticipated tax liability shall be made by the Company, and the withheld Shares shall be valued at the most recent closing price of the Common Stock.

TERMINATION. If your employment with the Company terminates for any reason, including death or disability (the “Date of Termination”), then, notwithstanding the vesting schedule set forth above, this Award shall immediately expire and no additional Shares shall be vested or delivered to you pursuant to this Award and you shall forfeit all Shares that are not vested before the Date of Termination. Your Date of Termination for purposes of this Agreement shall be determined by the Committee, which determination shall be final.

TRANSFERABILITY OF AWARD. This Award and the rights and privileges conferred hereby may not be sold, transferred, assigned, pledged, encumbered or hypothecated in any manner (whether by operation of law or otherwise) and any such attempted action shall be null and void. The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns. Notwithstanding the foregoing, to the extent permitted by applicable law and regulation, the Company, in its sole discretion, may permit you to transfer this Award and the rights and privileges conferred hereby.

CONTINUATION OF RELATIONSHIP. Nothing in this Award will confer upon you any right to continue in the employ or other relationship of the Company, or to interfere in any way with the right of the Company to terminate your employment or other relationship with the Company at any time.

DETERMINATION OF COMMITTEE TO BE FINAL. The administration of this Award and all determinations referred to herein or otherwise will be made by the Committee, and such determinations will be final, binding and conclusive.

INVESTMENT INTENT. You represent and warrant to the Company that you are acquiring the Shares for your own account and investment and not with a view to, or for sale in connection with, any distribution.

RESTRICTED SECURITIES; LEGEND. You understand that the Shares have not been registered under the Securities Act of 1933 in reliance upon an exemption from registration. Such exemption depends upon, among other things, the bona fide nature of your investment intent stated in this Agreement. You understand that the Shares must be held indefinitely, unless the Shares subsequently are registered under the Securities Act of 1933 or unless an exemption from registration is otherwise available. You agree that the Shares may not be offered, sold, transferred, pledged, or otherwise disposed of in the absence of an effective registration

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statement under the Securities Act of 1933 and applicable state securities laws or an opinion of counsel acceptable to the Company that such registration is not required. You understand that the certificate(s) representing the Shares will be imprinted with substantially the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS. THE SHARES HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND UNDER ANY APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL FOR THE HOLDER (CONCURRED IN BY LEGAL COUNSEL FOR THE CORPORATION) THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER. THE STOCK TRANSFER AGENT HAS BEEN ORDERED TO EFFECTUATE TRANSFERS OF THIS CERTIFICATE ONLY IN ACCORDANCE WITH THE ABOVE INSTRUCTION.

Notwithstanding the foregoing, if any of the Shares vested pursuant to the terms of this Agreement or the Letter Agreement less than one year before the effective date of the termination of your employment, the Company shall use its best efforts to promptly register for resale such Shares under the Securities Act of 1933.

Please execute the Agreement in the space below and return it to the undersigned.

Very truly yours, PLANAR SYSTEMS, INC.

By:	/s/ Gerald Perkel
Gerald Perkel President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Scott Hix
Scott Hix

Date: May 2, 2006

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